AMENDMENT NO. 1 to the
HEXION LLC
2007 LONG-TERM INCENTIVE PLAN
(Effective 4/30/2007)

WHEREAS, Momentive Specialty Chemicals Holdings LLC. (the “Company”) maintains the Hexion LLC 2007 Long-Term Incentive Plan (the “Plan”), for the benefit of eligible associates of the Company;

WHEREAS, the Company desires to amend the Plan, effective November 9, 2012, to allow for the extension of the term of certain options currently outstanding under the Plan; and

WHEREAS, pursuant to Article X of the Plan, the Board may amend or modify the Plan in whole or in part, and, by action dated November 9, 2012, the Board has approved the following amendment to the Plan;

NOW, THEREFORE BE IT RESOLVED, that the Plan be amended, effective as of November 9, 2019, as follows:

1.	Section 5.3 of the Plan is hereby amended to read as follows:

5.3 Term
“The term of each Option granted under the Plan shall commence on the Grant Date and expire on the eighth anniversary of the Grant Date, unless the Option shall have sooner been terminated in accordance with the terms of the Plan (including, without limitation, Section 5.4 or Section 7.2) or the applicable Award Agreement, or unless prior to expiration, the option term shall have been extended by action of the Board.”

2.    Except to the extent necessary to give effect to this Amendment, the Plan shall remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this 9th day of November, 2012.
MOMENTIVE SPECIALTY CHEMICALS HOLDINGS LLC

By:	/s/ William H. Carter

Title:	Executive Vice President & Chief Financial Officer